Exhibit 2.1

FORECLOSURE PURCHASE AND SALE AGREEMENT

by and among

THE MOTION COMPANIES PARTY HERETO,

XPLORE TECHNOLOGIES CORPORATION OF AMERICA,

and

SQUARE 1 Bank,
as Lender

Dated as of April 16, 2015

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS
ARTICLE II

PURCHASE AND SALE OF ASSETS;
LIMITED ASSUMPTION OF LIABILITIES

Section 2.1	Sale, Assignment, Transfer and Purchase of Transferred Assets	9
Section 2.2	Assumption of Liabilities	10
Section 2.3	Purchase Price	10
Section 2.4	Instruments of Conveyance and Transfer; Further Assurances; Access.	11
Section 2.5	Certain Post-Closing Expenses of the Motion Companies	11

ARTICLE III

EXCLUDED ASSETS AND LIABILITIES

Section 3.1	Excluded Assets	12
Section 3.2	Excluded Liabilities	12

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE MOTION COMPANIES

Section 4.1	Corporate Organization	13
Section 4.2	Authority Relative to This Agreement	14
Section 4.3	Conflicts; Consents of Third Parties	14
Section 4.4	Taxes	14
Section 4.5	Litigation	16
Section 4.6	Intellectual Property	16
Section 4.7	Financial Statements	16
Section 4.8	Permits	16
Section 4.9	Brokers and Finders	17
Section 4.10	Title to Assets; Adequacy of Assets	17
Section 4.11	Compliance with Laws	17
Section 4.12	Employees; Employee Benefits	17
Section 4.13	Compliance with Labor Laws.	18
Section 4.14	Environmental Matters	19
Section 4.15	Undisclosed Liabilities	19

i

MOTION COMPANIES DISCLOSURE SCHEDULES

Schedule I	Excluded Assets

Schedule 2.1(b)	Motion Aus Transferred Assets

Section 2.2(b)	Trade payables as of the Most Recent Balance Sheet Date

Section 2.3	Accounts Receivable in Dispute

Section 2.5	Wind-Down Expenses

Section 4.6	Registered IP

Section 4.7	Financial Statements

Section 4.8(a)	Material Permits

Section 4.12(a)	Current Business Employees

Section 4.12(b)	Benefit Arrangements

Section 4.15	Most Recent Balance Sheet

Section 10.3	Holders of Subordinated Debt

v

EXHIBITS

Exhibit A	Form of Lender Assignment

Exhibit B	Form of Lender Bill of Sale

Exhibit C	Form of Lender Certificate

Exhibit D	Form of Motion Bill of Sale

Exhibit E	Form of Motion Companies Assignment

Exhibit F	Form of Motion Companies Certificate

Exhibit G	Form of Purchaser Certificate

Exhibit H	Form of Transfer Statement

Exhibit I	Form of Subordinated Debt Release

Exhibit J	Form of Limited Power of Attorney

FORECLOSURE PURCHASE AND SALE AGREEMENT

This Foreclosure Purchase and Sale Agreement (this “Agreement”) is entered into as of April 16, 2015, by and among Motion Computing, Inc., a Delaware corporation (“Motion” or the “Borrower”), Motion Computing Pty, Ltd., a corporation organized and existing under the laws of Australia (“Motion Aus”), and Motion Computing Holding Company, Inc., a Delaware corporation (“Motion USA” and, together with Motion and Motion Aus, collectively, the “Motion Companies” and each individually as a “Motion Company”), Xplore Technologies Corporation of America, a Delaware corporation (the “Purchaser”), and Square 1 Bank as lender under the Loan Agreement defined in Article I (the “Lender”).

RECITALS

A.     The definitions of terms in Article I apply to terms that are used without definition in these Recitals.

B.     Motion and the Lender are parties to the Loan Agreement and the other Loan Documents pursuant to which the Lender has made and/or continues to make Loans.

C.     On or about February 13, 2015, the Lender delivered to the Borrower a letter notifying the Borrower that events of default have occurred and are continuing under Section 7.1 of the Loan Agreement and reserving its rights under the Loan Agreement and applicable law.

D.     The Borrower’s obligations under the Loan Agreement and the other Loan Documents are secured by the grant of valid, perfected, first priority liens and security interests in and to all of the Collateral pursuant to the Loan Documents. Lender is entitled to exercise certain remedies under the Loan Documents and the Uniform Commercial Code, including, but not limited to, foreclosing on and selling the Collateral. Accordingly, Lender is hereby exercising its remedies pursuant to the Loan Documents and Section 9-610 of the UCC to foreclose upon and sell the Transferred Collateral to Purchaser.

E.     The Lender is willing to sell the Transferred Collateral to the Purchaser.

F.     The Motion Companies have determined that it is in the interests of their employees, creditors, and equity holders to sell the Motion Transferred Assets to Purchaser and wind-down and dissolve or otherwise terminate the existence of the Motion Companies.

G.     Purchaser desires to purchase and acquire the Transferred Assets and assume the Assumed Liabilities, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Article I

DEFINITIONS

The following definitions shall apply to this Agreement:

“401(k) Plan” is defined in Section 7.5.

“Accounts Receivable in Dispute” is defined in Section 2.3.

“Affiliate” of a Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble hereto.

“Agreement Date” means the date appearing as such on the signature pages to this Agreement as the date upon which all of the parties have executed and delivered this Agreement and this Agreement has become effective. If more than one such date appears on the signature pages to this Agreement, then the “Agreement Date” shall be the latest such date.

“Allocation” is defined in Section 8.15.

“Ancillary Agreements” means, collectively, each certificate, agreement or document (other than this Agreement) that any party to this Agreement is required to execute and/or deliver in connection with this Agreement.

“Assets” means all assets, properties, rights and interests, whether real or personal, tangible or intangible, or of any other kind or nature whatsoever, wherever located and whether now existing or hereafter acquired which relate to, or are owned or used or otherwise held for use by any Motion Company.

“Assumed Liabilities” means each of the Liabilities expressly set forth in Section 2.2.

“Benefit Arrangement” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any other employee benefit plan, policy or arrangement, whether written or unwritten, including any bonus plan, employment, consulting or other compensation agreement, incentive, equity or equity-based compensation, or deferred compensation arrangement, change in control, termination or severance plan or arrangement, stock purchase, severance pay, sick leave, vacation pay, salary continuation or disability, hospitalization, medical insurance, life or accident insurance, tuition plan or program, in each case, maintained or sponsored by (or with respect to which there is any contribution obligation or Liability of) any Motion Company or any of their respective Affiliates for the benefit of the Business Employees or any current or former independent contractors.

“Books and Records” means all books and records of the Motion Companies that relate to the Transferred Assets or Motion Businesses, including (i) books and records relating to the purchase of materials and supplies, invoices, accounts receivable, inventory, Intellectual Property, customer lists, supplier lists and personnel records; and (ii) computer software and data in computer readable and/or human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto.

“Borrower” means Motion, the borrower under the Loan Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Laws to be closed.

“Business Employees” shall mean, collectively, all Current Business Employees and all individuals formerly employed by any of the Motion Companies or Motion Businesses.

“Charges” is defined in Section 8.14.

“Claim” is defined in Section 14.4(a).

“Closing” means the consummation of the transactions contemplated by this Agreement on the Closing Date.

“Closing Amount” is defined in Section 2.3.

“Closing Date” is defined in Article XII.

“Closing Date Deadline” is defined in Section 13.1(e).

“Closing Offices” means the offices of Pillsbury Winthrop Shaw Pitman LLP, 1540 Broadway, New York, NY 10036.

“COBRA” is defined in Section 3.2(k).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Assets in which Lender has a security interest under the Loan Documents, including all right, title and interest of Motion in and to the all Accounts, all Inventory, all Equipment, all Deposit Accounts, all General Intangibles, all Intellectual Property, all Investment Property and all Other Property, in each case as defined in the Loan Documents.

“Contract” means any written or oral contract, indenture, note, bond, lease, license, commitment or instrument or other agreement or arrangement of any Motion Company.

“Current Business Employees” shall mean all individuals employed by any of the Motion Companies as of April 6, 2015 as set forth on Section 4.12(a) of the Motion Companies Disclosure Schedules (which Schedule shall be updated by Motion five (5) Business Days prior to the Closing), including in each case all such individuals on leave of absence, furlough, maternity or paternity leave, vacation, sick leave, short term disability, military leave, jury duty or bereavement leave.

“Deficiency Claim” is defined in Section 8.13.

“Employee Claims” is defined in Section 7.1.

“Employee Offers” is defined in Section 7.2.

“Environmental Laws” means all applicable Laws relating to pollution or protection of natural resources or the environment, or the generation, use, treatment, storage, handling, transportation or release of, or exposure to, Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means all Assets listed on Schedule I, the capital stock of each of the Motion Companies, any Insurance Policies (excluding any proceeds therefrom), all records that any Motion Company is required by Law to retain, all Benefit Arrangements, any Contracts designated by the Purchaser pursuant to Section 8.4 and all right, title and interest of the Motion Companies (or any of them) under this Agreement, the Ancillary Agreements, and any other instrument or agreement executed in favor of the Motion Companies (or any of them) at or in connection with the Closing or the consummation of the transactions contemplated herein; provided, however, that notwithstanding the foregoing, in the event any item of monetary value (including any monetary, financial or economic right, interest or benefit (including a claim against a counterparty)) related to the Collateral is included as an Excluded Asset (for example, a security deposit later acquired or returned related to a real estate lease that is not a Transferred Asset), then such item shall nonetheless be an Asset conveyed to Purchaser under this Agreement.

“Excluded Liabilities” is defined in Section 3.2.

“Financial Statements” is defined in Section 4.7.

“FIRPTA Certificate” means a certificate pursuant to Treasury Regulations Section 1.1445-2(b).

“Governmental Authority” means any governmental or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court, in each case whether domestic or foreign, federal, state or local.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means radioactive materials, asbestos or asbestos containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” (or words of similar meaning) under or pursuant to or otherwise listed or regulated pursuant to any Environmental Laws.

“Hired Employees” is defined in Section 7.2.

“Indemnified Party” is defined in Section 14.4(a).

“Indemnifying Party” is defined in Section 14.4(a).

“Intellectual Property” means all intellectual property of any kind including the following: (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) patents, utility models and industrial design registrations (and all continuations, divisionals, continuations in part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) copyrights and copyrightable subject matter (including any registrations and applications for any of the foregoing); (iv) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, technical data, financial, marketing and business data), proprietary processes, formulae, algorithms, models, and methodologies; (v) computer software, computer programs, and databases (whether in source code, object code or other form); and (vi) similar proprietary rights.

“Interim Arrangement” is defined in Section 8.4(b).

“Knowledge of the Motion Companies” means (i) the actual knowledge of Peter Poulin, Stephanie Letendre or any other current officer of any of the Motion Companies and (ii) any information that any of the persons identified in clause (i) would be reasonably expected to know while serving in that capacity.

“Laws” means all federal, state, local or foreign laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued, promulgated, enforced or entered by, any and all Governmental Authorities (including any court of competent jurisdiction), or other requirement or rule of law.

“Lender” is defined in the preamble to this Agreement.

“Lender Assignment” means an Assignment and Assumption Agreement in the form of Exhibit A, to be executed and delivered by the Lender and Purchaser pursuant to Section 2.2.

“Lender Bill of Sale” means a Bill of Sale in the form of Exhibit B, to be executed and delivered by Lender to Purchaser pursuant to Section 2.1(a).

“Lender Certificate” means the certificate of Lender in the form of Exhibit C.

“Lender Indemnitee” is defined in Section 14.3.

“Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed, including all costs and expenses relating thereto.

“Liens” is defined in Section 2.1(a).

“Loan Agreement” means the Loan and Security Agreement, dated as of September 12, 2014, by and between the Lender and the Borrower.

“Loan Documents” is defined in the Loan Agreement.

“Loans” is defined in the Loan Agreement.

“Losses” is defined in Section 14.2.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or Assets of the Motion Businesses taken as a whole, (b) the value of the Transferred Assets, or (c) the ability of the Motion Companies or the Lender to consummate the transactions contemplated hereby on a timely basis.

“Material Permits” is defined in Section 4.8(a).

“Material Supplier” means any supplier to whom any Motion Company has paid consideration for goods or services rendered in an amount greater than five hundred thousand dollars ($500,000) in either of the two most recent completed fiscal years.

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Motion Companies as of the Most Recent Balance Sheet Date, as set forth in Section 4.15 of the Motion Companies Disclosure Schedules.

“Most Recent Balance Sheet Date” means February 28, 2015.

“Motion” is defined in the preamble to this Agreement.

“Motion Aus” is defined in the preamble to this Agreement.

“Motion Bill of Sale” means a Bill of Sale in the form of Exhibit D, to be executed and delivered by the Motion Companies to Purchaser pursuant to Section 2.1(b).

“Motion Businesses” means all of the businesses and operations of the Motion Companies.

“Motion Companies” is defined in the preamble to this Agreement.

“Motion Companies Assignment” means an Assignment and Assumption Agreement in the form of Exhibit E, to be executed and delivered by the Motion Companies and Purchaser pursuant to Section 2.2.

“Motion Companies Certificate” means the certificate of the Motion Companies in the form of Exhibit F.

“Motion Companies IP” means Intellectual Property that is owned by, licensed to, or used, or held for use by, any Motion Company relating to or in connection with any of the Motion Businesses.

“Motion Transferred Assets” means all Assets of the Motion Companies not constituting Transferred Collateral or Excluded Assets, including all cash, cash equivalents, accounts receivable, inventory, property, equipment and other current Assets of Motion USA or Motion Aus and, subject to the terms hereof, including Section 8.4, all Contracts to which either Motion USA or Motion Aus is a party, including the Assets set forth in Section 2.1(b) of the Motion Companies Disclosure Schedule.

“Motion USA” is defined in the preamble to this Agreement.

“Nonassignable Assets” is defined in Section 8.4.

“Permits” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, variances, orders, tariffs, rate schedules and other similar documents and authorizations issued by any Governmental Authority.

“Person” means any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, limited liability company, joint stock company, unincorporated organization, business association, firm, joint venture, Governmental Authority or any other entity or organization.

“Proceeding” means any litigation, action, suit, mediation, arbitration, assessment, notice of violation, audit or investigation, hearing, charge, complaint, claim, grievance or similar matter (in each case, whether civil, criminal, administrative, investigative or informal) initiated, noticed, commenced, conducted, heard, or pending by or before any Governmental Authority, arbitrator or mediator.

“Purchase Price” is defined in Section 2.3.

“Purchaser” is defined in the preamble to this Agreement.

“Purchaser Certificate” means the certificate of Purchaser in the form of Exhibit G.

“Purchaser Indemnitee” is defined in Section 14.2.

“Purchaser Square 1 Credit Agreement” means that certain loan and security agreement dated as of the Closing Date by and among the Lender, Xplore and the Purchaser which provides for loans to Xplore and Purchaser of up to fifteen million ($15,000,000), a portion of which shall be used to pay the cash portion of the Purchase Price to the Lender in accordance with the terms hereof.

“Registered IP” is defined in Section 4.6.

“Released Parties” is defined in Section 8.12.

“Released Party” is defined in Section 8.12.

“Representatives” is defined in Section 8.3.

“Subordinated Debt Release” is defined in Section 10.3.

“Tax” means (a) all foreign, federal, state, local and other taxes, including all income, gross receipts, sales, use, ad valorem, value-added tax (VAT), intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any Liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person for Taxes.

“Tax Refund” means a refund or credit for Taxes paid by or for any Motion Company for any tax period.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated Tax relating to or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Third Party Claim” is defined in Section 14.4(b).

“Transfer Statement” means a Transfer Statement in the form of Exhibit H.

“Transfer Taxes” is defined in Section 15.1.

“Transferred Assets” means all Assets not constituting Excluded Assets. For the avoidance of doubt, the Transferred Assets include both the Transferred Collateral and the Motion Transferred Assets.

“Transferred Collateral” means all Collateral not constituting Excluded Assets.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of North Carolina.

“Wind-Down” is defined in Section 8.16(b).

“Xplore” means Xplore Technologies Corp., a Delaware corporation and the parent corporation of Purchaser.

Article II

purchase and sale of assets;
limited assumption of liabilities

Section 2.1     Sale, Assignment, Transfer and Purchase of Transferred Assets. On the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing:

(a)     Sale of Transferred Collateral; Release of Liens. Lender shall sell, transfer, convey and assign (or cause to be sold, transferred, conveyed, assigned and delivered) to Purchaser, and Purchaser shall purchase, acquire and accept, all of Borrower’s right, title and interest in and to the Transferred Collateral wherever located, free and clear of liens, claims, encumbrances, security interests or restrictions of any nature or kind whatsoever (collectively, “Liens”) other than Liens to be created by the Purchaser under the Purchaser Square 1 Credit Agreement. Such purchase, sale, and release shall be effected by the execution and delivery to Purchaser by Lender of Lender Bill of Sale, and any deeds and other assignments, instruments of transfer or conveyance or other documents necessary therefor, and by the taking by Lender of such other action as shall be necessary to sell, transfer, convey and assign Borrower’s right, title and interest in and to the Transferred Collateral to Purchaser, and to release all of its Liens in the Transferred Collateral and the Motion Transferred Assets, all in accordance herewith.

(b)     Sale of Motion Transferred Assets. The Motion Companies shall sell, transfer, convey, assign and deliver (or cause to be sold, transferred, conveyed, assigned and delivered) to Purchaser, and Purchaser shall acquire and accept, all of their right, title and interest in and to the Motion Transferred Assets wherever located, free and clear of all Liens, other than Liens to be created by the Purchaser under the Purchaser Square 1 Credit Agreement. Such sale, transfer, conveyance, assignment and delivery shall be effected by the execution and delivery by the Motion Companies to Purchaser of the Motion Bill of Sale, and any deeds and other assignments, instruments of transfer or conveyance or other documents necessary therefor, and by the taking by the Motion Companies of such other action as shall be necessary to transfer, convey, assign and deliver their respective right, title and interest in and to the Motion Transferred Assets to Purchaser in accordance herewith.

Section 2.2     Assumption of Liabilities. On the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, in consideration for the Transferred Assets, Purchaser shall assume only the following Liabilities and no other Liabilities (collectively, but in all cases excluding the Excluded Liabilities, the “Assumed Liabilities”):

(a)     any obligations for service contracts or product warranties in effect on the Closing Date relating to products sold by any of the Motion Companies;

(b)     to the extent not otherwise paid prior to the Closing Date, those trade payables and accrued liabilities in respect to the Motion Companies’ as of the Most Recent Balance Sheet Date set forth in Section 2.2(b) of the Motion Companies Disclosure Schedules, plus such trade payables in respect to the Motion Companies’ to such Persons listed in Section 2.2(b) of the Motion Companies Disclosure Schedules incurred after the Most Recent Balance Sheet Date in the ordinary course of business of the Motion Companies consistent with past practice; and

(c)     to the extent not included in Section 2.2(a)-(b), and subject to the terms hereof (including Section 8.4), all Liabilities relating to any period after the Closing Date in respect to each Contract included in the Transferred Assets and properly assigned to Purchaser in accordance with its terms (but excluding any Liabilities arising out of a breach, violation, default or failure to perform by any of the Motion Companies that occurred prior to the Closing Date).

Such assumption of the Assumed Liabilities shall be effected by the execution and delivery by the Purchaser of the Lender Assignment and Motion Company Assignment.

Section 2.3     Purchase Price. The consideration for the purchase of the Transferred Assets shall be Nine Million Fifty Thousand One Hundred Forty Three Dollars ($9,050,143) in cash less, the aggregate amount of accounts receivable collected and applied to the outstanding Loans under the Loan Agreement between the date of the Agreement and the Closing Date and the payment by Motion of any interest charged to such Loans during such period (the “Closing Amount”), plus fifty percent (50%) of the cash proceeds received by Purchaser or any Affiliate solely in connection with the accounts receivable outstanding as of the Closing Date as set forth in Section 2.3 of the Motion Companies Disclosure Schedules (the “Accounts Receivable in Dispute”), plus fifty percent (50%) of any credit amounts applied by Purchaser to the Accounts Receivable in Dispute, plus the assumption by Purchaser of the Assumed Liabilities expressly set forth in Section 2.2 (the “Purchase Price”), subject to the terms and conditions set forth herein. The Closing Amount shall be paid to Lender at Closing as required by Section 12.2 and the Purchaser shall promptly pay to Lender following receipt fifty percent (50%) of the cash proceeds it receives in respect to the Accounts Receivable in Dispute.

Section 2.4     Instruments of Conveyance and Transfer; Further Assurances; Access.

(a)     Instruments of Conveyance and Transfer. At the Closing, Lender and each Motion Company shall deliver to Purchaser all necessary bills of sale, deeds, endorsements, certificates of title, assignments and other good and sufficient instruments of conveyance and transfer, as shall be effective to vest in Purchaser all of the rights of the Motion Companies in the Transferred Assets in each case in accordance herewith. Simultaneously therewith, each of the Lender and the Motion Companies shall promptly take all such steps such as may be reasonably required to provide Purchaser with the Transferred Assets. Without limiting the foregoing, each of the Motion Companies and the Lender shall, promptly following the receipt thereof, assign, transfer and deliver to Purchaser all cash and cash equivalents and any other item of monetary value received after the Closing relating to the Transferred Assets or the Motion Businesses, including without limitation any Tax Refund.

(b)     Further Assurances. Each of Lender and each Motion Company further agrees that it will execute and deliver to Purchaser such additional instruments and documents and take such further actions as Purchaser may reasonably require in order to more fully vest, record and/or perfect Purchaser’s title to, or interest in, the Transferred Assets. Without limiting the foregoing, each of Lender and each Motion Company agrees that it shall reasonably cooperate with Purchaser to transfer to Purchaser all right, title and interest in the Transferred Assets and the Motion Businesses, the benefits of which may not otherwise be fully and effectively transferred by legal assignment.

(c)     Access to Books and Records. The Purchaser shall, following the Closing, provide to the Motion Companies and each of their authorized Representatives reasonable access, during normal business hours and upon reasonable prior notice, to such Books and Records constituting part of the Transferred Assets as shall be reasonably necessary for the Motion Companies in connection with the preparation and filing of each of the Motion Companies’ Tax Returns for periods prior to the Closing Date and/or to effect the orderly dissolution of all of the Motion Companies, and to make extracts and copies of such Books and Records, subject to the terms of this Agreement, at the sole cost and expense of the Motion Companies.

Section 2.5     Certain Post-Closing Expenses of the Motion Companies. From and after the Closing Date and promptly following the request by any Motion Company to Lender, accompanied by reasonably satisfactory documentation in support thereof (i.e., reasonably detailed invoices or, in the case of payroll, a copy of the then current payroll register for the Motion Companies), Lender shall provide the Motion Companies with such requested funds solely to be used to pay for the orderly wind-down of the Motion Companies as contemplated by this Agreement. Each Motion Company agrees to use such funds solely for the requested matters and in the approximate amounts corresponding to such matters in Section 2.5 of the Motion Companies Disclosure Schedules and solely to satisfy certain costs, expenses and obligations arising out of or in respect to this Agreement, including Employee Claims and Charges, and consummate the liquidation and Wind-Down of the Motion Companies. Notwithstanding the foregoing, (i) the total amount of funds required by this Section 2.5 to be provided by Lender to the Motion Companies shall not exceed $545,340 in the aggregate and (ii) in accordance with the last sentence of Section 7.1, Purchaser shall pay to Motion $97,125 (which represents 50%) of the March Commissions/Bonuses listed in Section 2.5 of the Motion Companies Disclosure Schedules.

Article III

EXCLUDED ASSETS and Liabilities

Section 3.1     Excluded Assets. The Motion Companies shall be entitled to retain the Excluded Assets.

Section 3.2     Excluded Liabilities. Notwithstanding anything to the contrary contained herein, except for the Assumed Liabilities expressly set forth in Section 2.2, neither Purchaser nor any of its Affiliates shall assume or be responsible for, and Purchaser and its Affiliates do not assume or agree to be responsible for, any obligations or Liabilities of any Motion Company or the Lender or any of their Affiliates or the Motion Businesses of any nature whatsoever, whether past, current or future, whether accrued, contingent, unknown or otherwise (such other Liabilities and obligations being hereinafter referred to as the “Excluded Liabilities”), including the following, all of which shall remain Liabilities of the Motion Companies or the Lender, as the case may be:

(a)     all Liabilities relating solely to or otherwise arising, whether before, on or after the Closing Date, out of or in connection with any of the Excluded Assets;

(b)     all Liabilities to any current, former or prospective shareholder or other holder of equity securities or equity-linked securities of any Motion Company or any of their Affiliates;

(c)     any Liability related to a violation by any Motion Company or the Lender or any of their Affiliates of any Laws;

(d)     any Liabilities, obligations and duties of any Motion Company or any of their Affiliates, whether or not related to the Motion Businesses, that arise or arose out of the employment of any Business Employee or retention of any current or former independent contractor or any Benefit Arrangement, other than Liabilities solely for paid time off accrued but unused as of the Closing Date in respect of Current Business Employees who become Hired Employees;

(e)     any Liability of any Motion Company or any of their Affiliates related to the termination of employees or compliance with the WARN Act or similar state and local applicable Laws, whether or not such Liability arises before or after the Closing Date;

(f)     any Liability to pay any Taxes of any Motion Company or any of their Affiliates, regardless of the entity on which any such Liability for Taxes is imposed (including any such imposition on Purchaser or any of its Affiliates), whether arising in connection with the consummation of the transactions contemplated hereby or otherwise; provided, however, that, in accordance with Section 15.1, Lender shall only be responsible for fifty percent (50%) of any Transfer Tax arising out of the transfer of the Transferred Assets to Purchaser and Purchaser shall be responsible for the other fifty percent (50%) of any such Transfer Tax;

(g)     any Liability of any Motion Company or any of their Affiliates for performance under this Agreement or the Ancillary Agreements;

(h)     any Liability under any Contract in connection with the Transferred Assets arising prior to or related to any period prior to the Closing Date or arising out of or relating to any breach, violation, default or failure to perform by any Motion Company or any of their Affiliates that occurred prior to the Closing Date;

(i)     any Liability of any Motion Company or any of their Affiliates with respect to any Proceeding;

(j)     any Liability for any Liens of any kind created or existing prior to the Closing Date;

(k)     any Liability and obligations in respect of or related to continuation coverage under Code Section 4980B (“COBRA”), provided that Purchaser shall have a right to indemnification pursuant to Section 14.2 to the extent Purchaser or its Affiliates incurs any Liability to fulfill its obligations under COBRA with respect to any “M&A qualified beneficiaries” (within the meaning of 26 CFR 54.4980B-9), and any other Liability further specified in Section 7.1;

(l)     any Liability related to a violation by any Motion Company or any of their Affiliates of any applicable Laws from or relating to the operation of the Motion Businesses arising prior to the Closing Date;

(m)     all Liabilities of the Motion Companies or any Affiliate related to any period prior to the Closing Date;

(n)     all Liabilities related to any subordinated indebtedness of any Motion Company to any Person; and

(o)     all Liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by any Motion Company or any of their Affiliates in connection with, resulting from, or attributable to the transactions contemplated by this Agreement or otherwise.

Article IV

REPRESENTATIONS AND WARRANTIES OF
THE MOTION COMPANIES

Each of the Motion Companies hereby, jointly and severally, makes the representations and warranties in this Article IV to Purchaser as of the Agreement Date and as of the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date).

Section 4.1     Corporate Organization. Each Motion Company is duly organized and validly existing under the Laws of the state of its incorporation. Each Motion Company has all requisite power and authority to own, lease and operate its properties used to operate its business as it is now being operated.

Section 4.2     Authority Relative to This Agreement. Each Motion Company has all requisite corporate power, authority and legal capacity to (a) execute and deliver this Agreement, (b) execute and deliver such Ancillary Agreements to be executed by such Motion Company, and (c) perform its obligations hereunder and under each of the Ancillary Agreements to be executed by such Motion Company, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements by such Motion Company, and the consummation of the transactions contemplated hereby and thereby by such Motion Company, have been duly authorized by all requisite action on the part of such Motion Company. This Agreement has been, and at or prior to the Closing each of the Ancillary Agreements will be, duly and validly executed and delivered by each Motion Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Ancillary Agreements executed by any Motion Company when so executed and delivered will constitute, legal, valid and binding obligations of each Motion Company, enforceable against such Motion Company in accordance with its respective terms.

Section 4.3     Conflicts; Consents of Third Parties.

(a)     None of the execution and delivery by any Motion Company of this Agreement or any of the Ancillary Agreements, the consummation by any Motion Company of the transactions contemplated hereby or thereby, or compliance by such Motion Company with any of the provisions hereof or thereof will conflict with, result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, any provision of (A) any of the organizational documents of such Motion Company; (B) any Contract or Permit that is a Transferred Asset; or (C) any applicable Laws, other than, in the case of clauses (B) and (C), such conflicts, violations, defaults, fees, payments, increases, charges, modifications, terminations, cancellations, accelerations or losses that (i) are not material to the Motion Companies or the Transferred Assets or (ii) would not result in the creation of any Lien upon any of the Transferred Assets or a material Liability to Purchaser or the Transferred Assets.

(b)     No approval, order or permit from, consent by, or registration, declaration, notification or filing with, any Governmental Authority or other Person is required on the part of any Motion Company in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements by any Motion Company, the compliance by such Motion Company with any of the provisions hereof or thereof or the consummation by any Motion Company of the transactions contemplated hereby or thereby.

Section 4.4     Taxes.

(a)     Except as provided in Section 4.4(a) of the Motion Companies Disclosure Schedules, each Motion Company has timely filed with the appropriate Governmental Authority all Tax Returns relating to the operation of the applicable Motion Business which are required to be filed prior to the date of this Agreement, and all such Tax Returns are true, correct and complete in all material respects. All Taxes owed (or to be remitted) by any Motion Company (whether or not shown or required to be shown on any Tax Return) relating to the operation of the applicable Motion Business have been paid or will be timely paid to the appropriate Governmental Authority. To the Knowledge of the Motion Companies, no event has occurred which would reasonably be expected to impose on Purchaser any successor or transferee Liability for any Taxes in respect of any Motion Company relating to the operation of any Motion Business or the Transferred Assets. No Motion Company has waived or been requested to waive any statute of limitations in respect of Taxes relating to the operation of any Motion Business. No Motion Company has incurred any Liability for Taxes relating to the operation of the Motion Businesses outside the ordinary course of business.

(b)     With respect to the operation of the Motion Businesses, each of the Motion Companies has withheld and paid all material Taxes required to have been paid or withheld in connection with amounts paid or owing to its employees, customers, creditors, stockholders, independent contractors and other third parties, in compliance with all withholding and similar provisions of the Code and any and all other applicable United States, foreign, state or local Laws, statutes, codes, ordinances, rules and regulations.

(c)     With respect to the operation of the Motion Businesses, no examination or audit of any Tax Return of any Motion Company is currently in progress and no Motion Company has received from any Governmental Authority notice that such Governmental Authority is asserting against any Motion Company any deficiency, proposed deficiency or claim for additional Taxes or any adjustment thereof with respect to any period for which a Tax Return has been filed, for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable. There are no Liens on any of the Transferred Assets of any Motion Company that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax.

(d)     No Transferred Asset is an interest, directly or indirectly, in any joint venture, partnership, limited liability company or other entity that is treated as a partnership for income Tax purposes. With respect to the operation of the Motion Businesses, no Motion Company has any Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any other Laws), as a transferee or successor, by Contract, or otherwise.

(e)     No Motion Company has participated in a “reportable transaction” or “listed transaction” within the meaning of Section 1.6011-4(c) of the Treasury Regulations.

(f)     No Motion Company has received a written claim by any Governmental Authority in a jurisdiction where such company does not file Tax Returns that claims such company is or may be subject to taxation by that jurisdiction. No operations of any Motion Company result in such company being engaged in a trade or business or maintaining a “permanent establishment” (within the meaning of applicable income Tax conventions) outside of the jurisdiction in which it was organized.

(g)     Each agreement, Contract, plan or other arrangement to which any Motion Company is a party that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (i) complies, in all material respects, and is operated and administered in accordance, with the requirements of Code Section 409A, the Treasury Regulations promulgated thereunder and any other Internal Revenue Service guidance issued thereunder and (ii) has been operated and administered in material compliance with Code Section 409A.

Section 4.5     Litigation. Except as provided in Section 4.5 of the Motion Companies Disclosure Schedule, there is no litigation, action, claim, suit, Proceeding, investigation, examination, hearing, arbitration, inquiry, subpoena or audit, whether in law or equity, or whether civil, criminal, regulatory, arbitral or administrative arising out of or related to any of the Motion Companies, the Motion Businesses or the Transferred Assets, pending or, to the Knowledge of the Motion Companies, threatened that would reasonably be expected to, individually or in the aggregate, result in a material Liability to the Purchaser, the Motion Businesses or the Transferred Assets, result in the creation of any Lien upon any of the Transferred Assets or prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

Section 4.6     Intellectual Property. Section 4.6 of the Motion Companies Disclosure Schedules sets forth a true, complete and correct list of all of the patents, registered trademarks and Internet domain names, in each case that constitute the Motion Companies IP (“Registered IP”). To the Knowledge of the Motion Companies, (i) all Registered IP is valid and enforceable, (ii) the Motion Companies own the Motion Companies IP free from any Liens other than Liens granted to the Lender under the Loan Documents; and (iii) except as set forth in Section 4.5 of the Motion Companies Disclosure Schedules, no Proceeding is pending or, to the Knowledge of the Motion Companies, threatened, challenging the validity, enforceability, registration, ownership or use of any Motion Companies IP.

Section 4.7     Financial Statements. Complete copies of the unaudited consolidated financial statements of the Motion Companies as at and for the two (2) years ended December 31, 2014 (the “Financial Statements”) are included in Section 4.7 of the Motion Companies Disclosure Schedules. The Financial Statements have been prepared in accordance with the Books and Records of the Motion Companies and generally accepted accounting principles, consistently applied through the periods involved. The Financial Statements are true and correct in all material respects and fairly present the consolidated financial condition and results of operations of the Motion Companies as of the respective dates thereof and for the respective periods indicated. The Books and Records of the Motion Companies fairly and reasonably reflect the transactions, Assets and Liabilities of the Motion Companies.

Section 4.8     Permits.

(a)     The Motion Companies own, hold or possess all material Permits which are necessary to entitle each of the Motion Companies to own or lease, operate, store, and use the Transferred Assets and to carry on and conduct the Motion Businesses as currently conducted. Section 4.8(a) of the Motion Companies Disclosure Schedules sets forth a complete and accurate list of each of the material Permits relating to the Motion Businesses (the “Material Permits”). Each of the Material Permits set forth in Section 4.8(a) of the Motion Companies Disclosure Schedules is valid and in full force and effect and none of the Motion Companies are in breach or violation of, or default under, any such Material Permit.

(b)     The Motion Companies are not in breach or violation of, and there is no pending or, to the Knowledge of the Motion Companies, threatened Proceeding with respect to any of the Permits listed or required to be listed in Section 4.8(a) of the Motion Companies Disclosure Schedules. No Motion Company nor any officer, director or employee of any Motion Company has received any written, or to the Knowledge of the Motion Companies, oral notice of any Proceeding related to the Motion Businesses or any Motion Company, including any Proceeding initiated, pending or recommended by any Governmental Authority having jurisdiction over the Permits listed or required to be listed in Section 4.8(a) of the Motion Companies Disclosure Schedules to revoke, withdraw or suspend any such Permit.

Section 4.9     Brokers and Finders. Except as set forth in Section 4.9 of the Motion Companies Disclosure Schedules, no Motion Company has employed and no other Person has made any arrangement by or on behalf of the Motion Companies with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would give rise to any valid claim against the Purchaser for any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

Section 4.10     Title to Assets; Adequacy of Assets.

(a)     At the Closing, the Motion Companies will convey to Purchaser good and valid title or a valid leasehold interest in all of the Motion Transferred Assets, free and clear of all Liens (other than Liens to be created by the Purchaser under the Purchaser Square 1 Credit Agreement).

(b)     The tangible Assets included in the Transferred Assets, taken as a whole, are in good working order, condition and repair, reasonable wear and tear excepted, and are not in need of maintenance or repairs except for maintenance or repairs which are routine, ordinary or otherwise not material in costs or nature.

(c)     The Transferred Assets comprise all of the Assets, properties, Contracts and rights necessary for Purchaser to operate the Motion Businesses in the manner operated by the Motion Companies prior to the Agreement Date.

Section 4.11     Compliance with Laws. None of the Motion Companies or the Motion Businesses is in breach or violation of, or default in any material respect under any applicable Laws with respect to the operation of the Motion Businesses or the Transferred Assets.

Section 4.12     Employees; Employee Benefits.

(a)     Section 4.12(a) of the Motion Companies Disclosure Schedules sets forth a complete list of Current Business Employees, including name, title, date of hire, current base salary or wage rate, cash bonus opportunity and/or commission rate, and whether such employee is on or scheduled for a permitted leave of absence and the reason for such leave. Except as provided in Section 4.12(a) of the Motion Companies Disclosure Schedules, all Current Business Employees are employed by Motion and are located in the United States.

(b)     Section 4.12(b) of the Motion Companies Disclosure Schedules sets forth a complete list of each Benefit Arrangement. A complete copy of each written Benefit Arrangement (or a description of the material terms) has been provided to Purchaser. Each Motion Company has performed in all material respects its obligations under each Benefit Arrangement in accordance with the terms of such Benefit Arrangement, as applicable, and each Benefit Arrangement is in compliance in all material respects with applicable Laws and each Benefit Arrangement in the United States is in compliance with the applicable provisions of ERISA and the Code.

(c)     There is no collective bargaining agreement or similar agreement covering any Current Business Employees. No application or petition, election or Proceeding regarding the acquisition of bargaining rights by any labor union or labor organization is currently pending or threatened in relation to any Current Business Employees. There is no material unfair labor practice complaint against any Motion Company or any of their respective Affiliates pending before the National Labor Relations Board or any similar Governmental Authority in respect of any Business Employees, (iii) there is no strike or material labor dispute, slowdown or stoppage actually pending or, to the Knowledge of the Motion Companies, threatened against or affecting any Motion Company or the Motion Businesses, (iv) within the past year, no Motion Company or any Affiliate thereof has experienced any strike or material labor dispute, slowdown or stoppage in respect of the Motion Businesses.

(d)     No Motion Company nor any of their respective Affiliates, nor any other Person that could be treated as a single employer with any of the foregoing under Code Sections 414(b), (c), (m) or (o), is, or has been within the last six (6) years, (i) the sponsor of a Benefit Arrangement subject to the provisions of Title IV of ERISA or Section 412 of the Code, or (ii) obligated to contribute to or participate in any “multiemployer plan”, as defined in Section 3(37) of ERISA. No Benefit Arrangements outside of the United States is a defined benefit type pension plan or similar plan, or provides for any post-retirement health or life insurance benefits, other than arrangements required under applicable Law.

Section 4.13     Compliance with Labor Laws. Except as set forth in Section 4.13 of the Motion Companies Disclosure Schedules, each of the Motion Companies and their respective Affiliates has complied in all material respects with all applicable Laws which relate to employment and employment practices, including without limitation with respect to compensation and wages, hours, discrimination in employment and collective bargaining. To the Knowledge of the Motion Companies, no Motion Company is liable in any material respects for any arrears of wages, Taxes or penalties for failure to comply with any of the foregoing, and no Motion Company has received any written complaint alleging that any Business Employee, or current or former independent contractor, has engaged in inappropriate behavior in connection with the Motion Businesses, including harassment or discrimination. Within the past year, the Motion Companies have not incurred any Liability or obligation under WARN Act or any similar state or local Laws that remains unsatisfied, and no terminations by any Motion Companies prior to the date hereof shall result in unsatisfied Liability or obligation under the WARN Act or any similar state or local Laws to Purchaser. To the Knowledge of the Motion Companies, no Business Employee of any of the Motion Companies has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local Laws, requiring notice to employees in the event of a closing or layoff, within ninety (90) days prior to the date of this Agreement.

Section 4.14     Environmental Matters. To the Knowledge of the Motion Companies: (a) the Motion Companies have not at any time generated, used, treated or stored Hazardous Materials on, or transported Hazardous Materials to or from, any property owned or leased by any of the Motion Companies or any property adjoining or adjacent to such property other than in compliance in all material respects with all Environmental Laws and no party has taken such actions on or with respect to such property, (b) the Motion Companies have not at any time, in violation in any material respect of any Environmental Laws, released or disposed of Hazardous Materials on any property owned or leased by any of the Motion Companies or any property adjoining or adjacent to such property, and no party has taken any such actions on such property in violation in any material respect of any Environmental Laws, (c) each of the Motion Companies has at all times been in compliance in all material respects with all Environmental Laws and requirements of any governmental authorizations issued under such Environmental Laws with respect to the Transferred Assets and the operation of the Motion Businesses, (d) there are no pending or, to the Knowledge of the Motion Companies, threatened environmental claims against any of the Transferred Assets or the Motion Businesses, (e) there are no facts or circumstances, conditions or occurrences regarding any of the Motion Companies, any of the Transferred Assets or the Motion Businesses that would reasonably be expected to form the basis of any material environmental claim against Purchaser, any of the Motion Companies, any of the Transferred Assets or the Motion Businesses or to cause the Transferred Assets or the Motion Businesses to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Laws, (f) there are not now and, to the Knowledge of the Motion Companies, there never have been, any underground storage tanks located on any property owned or leased by any of the Motion Companies, and (g) other than in compliance in all material respects with Environmental Laws, the Motion Companies have not ever transported or arranged for the transportation of any Hazardous Materials to any site from any property owned or leased by any of the Motion Companies.

Section 4.15     Undisclosed Liabilities. The Motion Companies have no Liabilities with respect to the Transferred Assets or the Motion Businesses, except (a) those which are adequately reflected or reserved against in the Most Recent Balance Sheet set forth in Section 4.15 of the Motion Companies Disclosure Schedules, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date.

Article V

REPRESENTATIONS AND WARRANTIES OF LeNDER

Lender hereby makes the representations and warranties in this Article V to the Purchaser as of the Agreement Date and as of the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date). Lender hereby makes the representations and warranties in Article V (other than Sections 5.4 and 5.6) to the Motion Companies as of the Agreement Date and as of the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date).

Section 5.1     Corporate Organization. Lender is duly organized and validly existing under the Laws of the state of its incorporation. Lender has all requisite power and authority to own, lease and operate its properties used to operate its business as it is now being operated.

Section 5.2     Authority Relative to This Agreement. Lender has all requisite corporate power, authority and legal capacity to (a) execute and deliver this Agreement, (b) execute and deliver such Ancillary Agreements to be executed by Lender, and (c) perform its obligations hereunder and under each of the Ancillary Agreements to be executed by Lender, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements by Lender, and the consummation of the transactions contemplated hereby and thereby by Lender, have been duly authorized by all requisite action on the part of Lender. This Agreement has been, and at or prior to the Closing each of the Ancillary Agreements will be, duly and validly executed and delivered by Lender and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Ancillary Agreements executed by Lender when so executed and delivered will constitute, legal, valid and binding obligations of Lender, enforceable against such Lender in accordance with its respective terms.

Section 5.3     Conflicts; Consents of Third Parties.

(a)     None of the execution and delivery by Lender of this Agreement or any of the Ancillary Agreements, the consummation by Lender of the transactions contemplated hereby or thereby, or compliance by Lender with any of the provisions hereof or thereof will conflict with, result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, any provision of (A) any of the organizational documents of Lender; (B) any contract relating to the Lender or Permit relating to the Lender; or (C) any applicable Laws, other than, in the case of clauses (B) and (C), such conflicts, violations, defaults, fees, payments, increases, charges, modifications, terminations, cancellations, accelerations or losses that would not (i) prevent or impair Lender’s ability to perform all of its obligations pursuant to this Agreement and the Ancillary Agreements or (ii) result in the creation of any Lien upon any of the Transferred Assets or any Liability to the Purchaser.

(b)     No approval, order or permit from, consent by, or registration, declaration, notification or filing with, any Governmental Authority or other Person is required on the part of Lender in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements by Lender, the compliance by Lender with any of the provisions hereof or thereof, the consummation by Lender of the transactions contemplated hereby or thereby.

Section 5.4     Title to Transferred Collateral(a)     . At Closing, the Lender will convey to Purchaser good and valid title to the Transferred Collateral, free and clear of all Liens (other than Liens to be created by the Purchaser under the Purchaser Square 1 Credit Agreement).

Section 5.5     Validity of Loan Documents; Disposition of Collateral. Each of the Loan Documents has been duly and validly executed and delivered by Motion and the Lender, and constitutes a legal, valid and binding obligation of Lender enforceable against the Lender in accordance with its terms. The sale, assignment and transfer of the Transferred Collateral hereunder, and all aspects thereof, constitute a commercially reasonable disposition within the meaning of Section 9-610 of the Uniform Commercial Code and the sale of the Transferred Collateral for the consideration provided hereunder is in full compliance with the Uniform Commercial Code. At Closing, the sale, assignment and transfer of the Transferred Collateral satisfies all standards concerning rights and duties under Section 9-602 of the Uniform Commercial Code.

Section 5.6     No Brokers. Neither Lender nor any Person acting on behalf of Lender has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties in this Article VI to the Motion Companies and the Lender as of the Agreement Date and as of the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date).

Section 6.1     Corporate Organization. Purchaser is duly organized and validly existing under the Laws of the state of its incorporation. Purchaser has all requisite power and authority to own, lease and operate its properties used to operate its business as it is now being operated.

Section 6.2     Authority Relative to This Agreement. Purchaser has all requisite corporate power, authority and legal capacity to (a) execute and deliver this Agreement, (b) execute and deliver such Ancillary Agreements to be executed by Purchaser, and (c) perform its obligations hereunder and under each of the Ancillary Agreements to be executed by Purchaser, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements by Purchaser, and the consummation of the transactions contemplated hereby and thereby by Purchaser, have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been, and at or prior to the Closing each of the Ancillary Agreements will be, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Ancillary Agreements executed by Purchaser when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against such Purchaser in accordance with its respective terms.

Section 6.3     Conflicts; Consents of Third Parties.

(a)     None of the execution and delivery by Purchaser of this Agreement or any of the Ancillary Agreements, the consummation by Purchaser of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, result in a violation of (A) any of the organizational documents of Purchaser; or (B) any applicable Laws, other than, in the case of clause (B), such conflicts or violations that would not prevent or impair the Purchaser’s ability to perform its obligations pursuant to this Agreement and the Ancillary Agreements.

(b)     No approval, order or permit from, consent by, or registration, declaration, notification or filing with, any Governmental Authority or other Person is required on the part of Purchaser in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements by Purchaser, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation by Purchaser of the transactions contemplated hereby or thereby.

Section 6.4     No Brokers. Neither Purchaser nor any Person acting on behalf of Purchaser has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 6.5     Sufficiency of Funds. Purchaser has and shall have at the Closing immediately available funds that are sufficient to pay the Purchase Price and all related fees, expenses and obligations for which Purchaser shall be responsible hereunder.

Article VII

Employees

Section 7.1     Employee Claims. Under no circumstances shall Purchaser assume or be obligated to pay, and the Transferred Assets shall not be or become liable for or subject to, any claims of the Business Employees (or any other Person who has performed or is performing services for the Motion Businesses) arising from or relating to facts, circumstances or events occurring or existing on or prior to the Closing Date or otherwise in connection with their employment or engagement by a Motion Company or any of their respective Affiliates, including but not limited to any claims or Liabilities related to employment practices, COBRA (except that Purchaser shall provide for the COBRA coverage of Business Employees and their eligible dependents who are “M&A qualified beneficiaries” (within the meaning of 26 (CFR 54.4980B-9) in connection with the transactions contemplated by this Agreement for the applicable statutory period under any relevant Purchaser group health plan in effect during such period; provided that Purchaser shall be entitled to indemnification by Lender with respect to any Liabilities incurred in connection with providing such coverage pursuant to Section 14.2), equal employment opportunity, nondiscrimination, harassment, wrongful termination, breach of contract, immigration, wage and hour Laws, any other state, federal or local labor and employment Laws, Liability under WARN, salaries, vacations, sick pay, incentives, severance pay or other severance benefits, cash-out of paid time off, bonus, commissions, overtime, meal period, pension, profit sharing, retirement and/or deferred compensation and any other compensation or benefits other than claims for accrued but unused paid time off as of the Closing Date in respect of Current Business Employees who become Hired Employees (the “Employee Claims”), which Employee Claims shall be and remain the Liability, responsibility and obligations of Motion Companies; provided that if, notwithstanding the foregoing, Purchaser or any of its Affiliates incurs any Liability with respect to an Employee Claim due to the application of applicable Law, Purchaser shall have a right to indemnification pursuant to Section 14.2. Notwithstanding the foregoing, Purchaser agrees to (i) provide $97,125 in cash to Motion to allow it to pay fifty percent (50%) of the March Commissions/Bonuses due to Current Business Employees as provided in Section 2.5 of the Motion Companies Disclosure Schedules, and (ii) cooperate with Motion and provide the necessary funds for the Motion Companies to process a stub period payroll run relating to April 16, 2015 with respect to compensation for services provided on such date by any Current Business Employees.

Section 7.2     Hired Employees. Purchaser shall have the right (in its sole and absolute discretion), but not the obligation, to offer employment, on an at will basis, effective on the Closing Date, to any or all Current Business Employees pursuant to terms and conditions to be determined in the sole discretion of Purchaser (the “Employment Offers”). In no event shall Purchaser be obligated to hire or retain any Person for any period following the Closing. At least two (2) Business Days prior to the Closing Date, Purchaser shall provide the Motion Companies with a list of all employees of any Motion Company to which Purchaser intends to make an Employment Offer, and the Motion Companies shall make commercially reasonable efforts to cooperate with Purchaser to effectuate such offers. The Current Business Employees who accept Purchaser’s Employment Offers and who commence employment with Purchaser pursuant to such offer terms are referred to herein as the “Hired Employees.” Under no circumstances shall any Business Employee become an employee of Purchaser unless such individual becomes a Hired Employee or is otherwise hired by Purchaser. Effective as of the Closing Date, the Motion Companies shall terminate all Hired Employees and shall pay, no later than the end of the first pay period after the Closing (or as otherwise required under applicable Law), to all such Hired Employees all amounts earned or accrued (but not paid) for wages, commissions, salaries and bonuses (but not including paid time off) relating to periods up to, but not including, the Closing Date, and shall make and account for all periods up to, but not including, the Closing Date, all proper deductions, remittances and contributions for employee wages, commissions and salaries required under all Contracts and Laws (including for health, hospital and medical insurance, income Tax, FICA Taxes and the like). For avoidance of doubt, the Motion Companies shall be responsible for all Liabilities arising out of or based upon such termination of the Hired Employees, including any severance pay obligations of any of the Motion Companies.

Section 7.3     Release of Hired Employees. With respect to each Hired Employee, effective as of the Closing, the Motion Companies shall be deemed to have waived and released each such individual from any and all contractual or common law provisions enforceable by any Motion Company which restricts the employment activities or other conduct of such individuals after their termination of employment with such Motion Company; provided, however, that the Motion Companies shall be deemed to have assigned to Purchaser, effective as of the Closing, the rights of the Motion Companies to all obligations of each Hired Employee not to disclose confidential information relating to the Motion Businesses and all obligations not to compete with the Motion Businesses owed by such Hired Employee.

Section 7.4     No Transfer of Employees. Nothing herein shall be construed as transferring to Purchaser (i) any Contract with any Business Employee or for the employment of any Person or engagement of any independent contractor by any Motion Company, or (ii) any rights or obligations any Motion Company may owe to or be owed by any Business Employee or any current or former independent contractor of any Motion Company. Notwithstanding the foregoing, for any Current Business Employee who becomes an employee of Purchaser or its Affiliate in connection with the transactions contemplated by this Agreement under the applicable Laws of a country outside of the United States, Purchaser and the Motion Companies shall make commercially reasonable efforts to comply with the requirements of such Laws.

Section 7.5     401(k) Plan. Within sixty (60) days of the Closing Date, Motion shall adopt resolutions in a form acceptable to Purchaser to (i) terminate the Motion defined contribution plan (the “401(k) Plan”), effective no later than sixty (60) days from the Closing Date, (ii) fully vest all 401(k) Plan participants in their account balances as of the date of termination, and (iii) authorize and direct the appropriate Persons to take any and all further actions necessary to complete such plan termination and promptly distribute 401(k) Plan account balances to participants and beneficiaries, or roll over such balances pursuant to the directions of the participants and beneficiaries in accordance with the terms of the 401(k) Plan and applicable Law.

Section 7.6     No Third Party Beneficiaries. Nothing herein, express or implied, shall confer upon any Business Employee any rights or remedies (including any right to employment or continued employment for any specific period) of any nature or kind whatsoever, under or by reason of this Agreement. Purchaser and the Motion Companies agree that the provisions contained herein are not intended to be for the benefit of or otherwise enforceable by, any third party, including any Business Employee.

Section 7.7     Liability for Benefit Arrangements. The Motion Companies shall retain all Liabilities and responsibilities for all of the Benefit Arrangements and all Contracts relating thereto, unless otherwise expressly agreed in writing by the parties hereto.

Article VIII

CERTAIN WAIVERS, COVENANTS, AND AGREEMENTS

Section 8.1     Taxes.

(a)      Each of the Motion Companies, the Lender and the Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets and Assumed Liabilities as is reasonably necessary for the filing of all Tax Returns, the prosecution of a claim for a Tax Refund, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any Proceeding relating to any Tax. Each of the Motion Companies, the Lender and the Purchaser shall cooperate with one another in the conduct of any audit or other Proceeding relating to Taxes with respect to the Transferred Assets and Assumed Liabilities.

(b)     After the Closing, if any of the Motion Companies is entitled to a Tax Refund relating to the Motion Businesses or the Transferred Assets related to any Tax period prior to the Closing Date, such Motion Company shall notify Purchaser and promptly remit the amount thereof to Purchaser if and to the extent it receives the same. The Motion Companies shall diligently prosecute and use their best efforts to obtain any Tax Refund to which such Motion Company is entitled and shall furnish or cause to be furnished to Purchaser, upon request, as promptly as practicable, such information and assistance as is necessary for Purchaser to obtain all of the proceeds related to such Tax Refund on behalf of such Motion Company. The Lender acknowledges and agrees that, effective from and after the Closing Date, it has no rights or interests in any Tax Refund (or any proceeds thereof) related to the Collateral, the Transferred Assets or the Motion Businesses.

Section 8.2     Conduct of Business Prior to Closing. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 13.1 and the Closing Date, except (1) as required by applicable Laws, (2) as otherwise expressly contemplated by this Agreement or (3) with the prior written consent of Purchaser (which consent shall not to be unreasonably withheld, conditioned or delayed), each Motion Company shall use commercially reasonable efforts to operate the Motion Businesses in the ordinary course and maintain the goodwill associated with the Motion Businesses and its relationships with the employees, customers and suppliers of the Motion Businesses and each of the Motion Companies shall use its commercially reasonable efforts to maintain and preserve the Transferred Assets.

Section 8.3     Pre-Closing Access to Information. Each Motion Company and the Lender agree that, between the Agreement Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 13.1, Purchaser and the directors, officers, employees, counsel, professionals, advisors, accountants, agents, contractors, lenders and other representatives (the “Representatives”) of Purchaser, shall be entitled to have, and each Motion Company shall afford, such reasonable access to, and make such reasonable, non-disruptive investigation and examination of the Transferred Assets and the Assumed Liabilities as Purchaser or any of Purchaser’s Representatives may reasonably request. Any such investigations and examinations shall be conducted during regular business hours and upon reasonable advance notice to such Motion Company.

Section 8.4     Assignability of Certain Contracts, Etc.

(a)     To the extent that the assignment to Purchaser of any Transferred Asset pursuant to this Agreement is not permitted without the consent, waiver, confirmation or other approval of a third party or is prohibited by applicable Laws and such consent, waiver, confirmation or other approval or waiver of such prohibition in compliance with applicable Laws cannot be obtained prior to the Closing (such Transferred Assets, the “Nonassignable Assets”), then this Agreement shall not be deemed to constitute an assignment of or an undertaking or attempt to assign such Nonassignable Asset or any right or interest therein unless and until such consent, waiver, confirmation or other approval is obtained or such prohibition is waived in compliance with applicable Laws.

(b)     If any such consent, waiver, confirmation or other approval or such waiver with respect to the Transferred Assets is not obtained prior to the Closing Date in respect of a Nonassignable Asset, then, solely to the extent not prohibited under applicable Laws, Purchaser, the Lender and the Motion Companies shall reasonably cooperate with one another, as of and after the Closing Date, in any lawful and feasible arrangement designed to provide Purchaser with all of the benefits and obligations of such Nonassignable Asset, in every case in accordance with this Agreement (an “Interim Arrangement”). Pursuant to such Interim Arrangements, Purchaser shall be responsible for performing all obligations under each such Nonassignable Asset relating to any period after the Closing Date to the same extent as if such Nonassignable Asset were purchased by Purchaser as of the Closing Date and Purchaser shall be entitled to all the benefits arising out of or related to such Nonassignable Assets for any period after the Closing Date. Notwithstanding the foregoing, in the event Purchaser is unable to obtain such consent, waiver, confirmation or other approval within one hundred eighty (180) days from the Closing Date, on terms and conditions reasonably satisfactory to Purchaser, Purchaser can elect to terminate any such Interim Arrangement with ten (10) days prior written notice, whereupon such corresponding Asset shall thereafter be an Excluded Asset and any corresponding Liability or obligation shall become an Excluded Liability.

(c)     Subject to the terms and conditions of this Section 8.4, all Interim Arrangements shall be performed at Purchaser’s sole cost and expense but only to the extent that it is an Assumed Liability.

(d)     The Motion Companies shall use their respective commercially reasonable efforts to obtain as expeditiously as possible any applicable consent, waiver, confirmation or other approval with respect to each Nonassignable Asset and/or a waiver of any prohibition under applicable Laws necessary for the assignment of any Nonassignable Asset to Purchaser and Lender shall use commercially reasonable efforts to assist the Motion Companies and the Purchaser in connection therewith.

Section 8.5     Consent and Approvals.

(a)     Prior to Closing, each of the Lender and each Motion Company shall, at their sole cost and expense: (i) use its commercially reasonable efforts, as promptly as practicable, to obtain all approvals, authorizations, clearances, consents and waivers of, and to file all notices and other filings with, regulatory and other Governmental Authorities and all other Persons that are necessary or required to convey the Transferred Assets to the Purchaser to consummate the transactions set forth herein; (ii) provide such other information and communications to regulatory and other Governmental Authorities and other Persons as Purchaser or such Governmental Authorities or other Persons may reasonably request; and (iii) provide reasonable cooperation to Purchaser in obtaining or making, as soon as practicable, all approvals, authorizations, clearances, consents, waivers, notices and filings of or with regulatory and other Governmental Authorities and all other Persons required of Purchaser to consummate the transactions set forth herein.

(b)     Prior to Closing, Purchaser shall, at Purchaser’s sole cost and expense: (i) use its commercially reasonable efforts, as promptly as practicable, to obtain all approvals, authorizations, clearances, consents and waivers of, and to file all notices and other filings with, regulatory and other Governmental Authorities and all other Persons that are necessary or required of Purchaser to consummate the transactions contemplated hereby; and (ii) provide reasonable cooperation to the Lender and the Motion Companies in obtaining or making, as soon as practicable, all approvals, authorizations, clearances, consents, waivers, notices and filings of or with regulatory and other Governmental Authorities and all other Persons required of the Lender and the Motion Companies to consummate the transactions contemplated hereby.

Section 8.6     Preservation of Records; Post-Closing Access to Information. All of the Lender, the Motion Companies and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Motion Businesses, the Transferred Assets and the Assumed Liabilities until three (3) years after the Closing Date except, in the case of Tax matters, until thirty (30) days following the expiration of the period of any applicable statute of limitations and shall make such records available to the other party as may be reasonably required by such other party in connection with, among other things, any insurance claims by, actions or Tax audits against or investigations by any Governmental Authority of the Motion Businesses.

Section 8.7     Further Agreements. After the Closing, each Motion Company and the Lender shall (i) promptly deliver to Purchaser any mail or other communication received by such Motion Company or the Lender relating to the Motion Businesses, the Transferred Assets or the Assumed Liabilities, (ii) promptly wire transfer, in immediately available funds, to Purchaser any cash, electronic credits or deposits received by such Motion Company or the Lender to the extent that such cash, electronic credits or deposits are or relate to Transferred Assets, and (iii) promptly forward to the Purchaser any checks or other instruments of payment that it receives to the extent that such checks or other instruments are Transferred Assets. After the Closing, Purchaser shall (x) promptly deliver to such Motion Company any mail or other communication received by Purchaser relating to the Excluded Assets or the Excluded Liabilities, (y) promptly wire transfer, in immediately available funds, to the Motion Companies, any cash, electronic credits or deposits received by Purchaser to the extent that such cash, electronic credits or deposits are Excluded Assets, and (z) promptly forward to the Motion Companies any checks or other instruments of payment that it receives to the extent that such checks or other instruments are Excluded Assets. From and after the Closing Date, each of the Motion Companies and the Lender shall refer all inquiries with respect to the Motion Businesses, the Transferred Assets and the Assumed Liabilities to Purchaser, and Purchaser shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to the Motion Companies.

Section 8.8     Publicity. Prior to the Closing, each of the Motion Companies, the Lender and Purchaser agrees that it shall not issue, and it shall cause its respective Affiliates and Representatives not to issue, any public release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Laws (including the federal securities Laws), in which case the party required to make the release or announcement shall use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, for purposes of this Section 8.8, (i) each Motion Company may communicate with its employees regarding this Agreement and the sale of the Transferred Assets; provided, however, that prior to making any written communications to its employees related to the transactions contemplated by this Agreement, such Motion Company shall provide Purchaser with a copy of the intended communication, and Purchaser shall have a reasonable period of time to review and comment on the communication and (ii) the Lender may communicate with holders of subordinated indebtedness of any Motion Company in order to obtain the Subordinated Debt Releases contemplated by Section 10.3.

Section 8.9     Notification of Certain Matters.

(a)     The Motion Companies or the Lender, as the case may be, shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Motion Companies or the Lender, as the case may be, of (i) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing and (ii) any written objection or Proceeding that challenges the transactions contemplated hereby.

(b)     The Motion Companies or the Lender, as the case may be, shall give prompt notice to Purchaser of any event or circumstance that would result in any representation or warranty of any Motion Company or the Lender, as the case may be, being untrue or any covenant or agreement of any Motion Company or the Lender, as the case may be, not being performed or complied with such that the conditions set forth in Article X would not be satisfied if such event or circumstance existed on the Closing Date.

(c)     Purchaser shall give prompt notice to the Motion Companies and the Lender of any event or circumstance that would result in any representation or warranty of Purchaser being untrue or any covenant or agreement of Purchaser not being performed or complied with such that the conditions set forth in Article XI would not be satisfied if such event or circumstance existed on the Closing Date.

Section 8.10     Further Assurances.

(a)     Subject to the terms and conditions of this Agreement and applicable Laws, each Motion Company, the Lender and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions precedent to the other applicable party’s obligations hereunder set forth in this Agreement are satisfied and to consummate the transactions contemplated by this Agreement as soon as practicable.

(b)     Neither the Motion Companies, the Lender nor Purchaser shall take any action or refrain from taking any action the effect of which would materially delay or materially impede the ability of such other party to consummate the transactions contemplated by this Agreement unless taking such action is expressly permitted or required by this Agreement or refraining from taking such action is required by applicable Laws.

(c)     Subject to the terms and conditions of this Agreement, at and following the Closing, each of the parties shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and cooperate and take such further actions, as may be reasonably necessary or appropriate to transfer and assign fully to Purchaser and its successors and assigns, all of the Transferred Assets (including any proceeds from any and all VAT Tax Refunds and all assignments and transfer documents for all Intellectual Property included as a Transferred Assets), and for Purchaser and its successors and assigns to assume the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby. Without limiting the foregoing, (i) at Closing each Motion Company shall enter into a Limited Power of Attorney in the form attached hereto as Exhibit J that appoints Purchaser as the true and lawful attorney-in-fact to take any and all action necessary, advisable or appropriate to fully prosecute and obtain all Tax Refunds relating to the Motion Businesses or the Transferred Assets which relate to any period prior to the Closing Date and (ii) each of the Lender and each Motion Company shall promptly execute and deliver to Purchaser any and all closing deliverables Purchaser was entitled to receive at Closing under Article XII of the Purchase Agreement but nonetheless did not receive. No later than two (2) days after the Closing Date, each of the Motion Companies shall amend its certificates of incorporation or other governing documents to remove the words “Motion Computing” and shall not use such name or any derivative thereof in its constituent documents. No Motion Company shall use the name “Motion Computing” or any derivative thereof or any logo incorporating the Motion name in its business activities during any period following the Closing.

Section 8.11     Waiver of Rights Under the Uniform Commercial Codes. Each of the Motion Companies, to the fullest extent permitted by law, hereby waives all of its rights and remedies under Article 9 of the Uniform Commercial Code in connection with the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, including rights to notice of disposition under Sections 9-611 through 9-614 of the Uniform Commercial Code and its rights to redeem the Transferred Assets under Section 9-623 of the Uniform Commercial Code.

Section 8.12     Commercially Reasonable Disposition; Satisfaction of Standards. The Lender represents and warrants that each of the Loan Documents has been duly and validly executed and delivered by the Lender, and constitutes a legal, valid and binding obligation of the Lender in accordance with its terms. Motion represents and warrants to the Purchaser that each of the Loan Documents to which Motion is a party has been duly and validly executed and delivered by Motion, and constitutes a legal, valid and binding obligation of Motion enforceable against Motion in accordance with its terms. Each Motion Company agrees it is not aware of any basis for such Motion Company to conclude that the sale, assignment, and transfer of the Transferred Collateral, and all aspects thereof, does not constitute a commercially reasonable disposition within the meaning of Section 9-610 of the Uniform Commercial Code or that the sale of the Transferred Collateral for the consideration hereunder is not in full compliance with the Uniform Commercial Code. Each Motion Company further agrees (pursuant to Section 9-603 of the Uniform Commercial Code) it is not aware of any basis for such Motion Company to conclude that such sale, assignment, and transfer does not satisfy all standards concerning rights and duties under Section 9-602 of the Uniform Commercial Code. Each of the Motion Companies hereto irrevocably and unconditionally releases and forever discharges Lender and its Affiliates and Purchaser and its Affiliates (collectively, the “Released Parties” and individually a “Released Party”) from any and all claims, judgments, demands, causes of actions, controversies, losses, obligations, damages, costs, expenses and liabilities of every kind and nature whatsoever, at law or equity, suspected or deemed known or unknown and whether or not discoverable, that such Motion Company ever had, currently has, or may in the future have against a Released Party arising out of or related to the Loan Agreement, any actions taken with respect to the Loan Agreement or the sale of the Transferred Collateral to Purchaser. Lender and each of its Affiliates hereby irrevocably and unconditionally releases and forever discharges Motion, the Motion Companies and their Affiliates (collectively, the “Motion Released Parties” and individually, a “Motion Released Party”) from any and all claims, judgments, demands, causes of actions, controversies, losses, obligations, damages, costs, expenses and liabilities of every kind and nature whatsoever, at law or equity, suspected or deemed known or unknown and whether or not discoverable, that such Released Party ever had, currently has, or may in the future have against a Motion Released Party arising out of or related to the exercise of Lender’s remedies under the Loan Documents, the sale of the Transferred Collateral and the Motion Transferred Assets to Purchaser under this Agreement and the other transactions contemplated by this Agreement, other than the Deficiency Claim.

Section 8.13     Calculation of Deficiency; No Discharge; Reservation of Rights. Each of the Motion Companies agrees that, as of the Agreement Date, the total outstanding principal amount of the Loans outstanding under the Loan Agreement is $9,487,741.86. The Lender represents and warrants to Motion that the deficiency owing to the Lender, including accrued and unpaid interest on such loans, and reimbursement of fees and expenses, after application of the Closing Amount of the Purchase Price, will exceed $1,015,000 (the “Deficiency Claim”) and Motion agrees that it has no reason to believe that the Deficiency Claim is less than $1,015,000. Each of the Motion Companies acknowledges and agrees that the Loan Documents shall remain in full force and effect, against Motion following the Closing Date; provided, however, that no Liens will apply to Transferred Assets. Each of the Motion Companies acknowledges and agrees that: (a) Lender, in executing and delivering this Agreement and performing its obligations hereunder is not waiving any Default (as defined in the Loan Agreement) or Event of Default (as defined in the Loan Agreement) that may exist on the date hereof or in the future; (b) no failure by the Lender to exercise any right, remedy, power or privilege under any of the Loan Documents or applicable law shall constitute, or shall be construed as, a waiver thereof; and (c) that Lender reserves its rights (i) fully to invoke any and all such rights, remedies, powers and privileges under the Loan Documents and applicable law, and (ii) to require that all Loans continue to bear interest at the rate specified in the Loan Agreement. Lender acknowledges and agrees that in the event Motion receives any item of economic, financial or monetary value relating to the Collateral following the Closing Date, such item will be promptly paid to Purchaser even if, for avoidance of doubt, it relates to an Excluded Asset. Purchaser acknowledges and agrees that the recovery of funds from Motion’s director and officer liability insurance policy shall not be included as an economic, financial or monetary item of value relating to the Collateral. Lender hereby agrees that it will not sell the Deficiency Claim or any portion thereof to any Person at any time.

Section 8.14     Prorations; Tax Cooperation. Personal property, ad valorem, use and intangible Taxes and assessments, common area maintenance charges, utility charges and rental payments with respect to the Transferred Assets (collectively, “Charges”) shall be prorated on a per diem basis and apportioned on a calendar year basis between the Motion Companies, on the one hand, and Purchaser, on the other hand, as of the Closing Date. The Motion Companies shall be liable for that portion of such Charges relating to, or arising in respect of, periods prior to the Closing Date, and Purchaser shall be liable for that portion of such Charges relating to, or arising in respect of, any period on and after the Closing Date.

Section 8.15     Additional Tax Matters. No later than one hundred eighty (180) days after the Closing Date, Purchaser shall prepare and deliver to the Motion Companies for each of their consent (which consent shall not be unreasonably withheld, delayed or conditioned) a schedule allocating the Purchase Price (and any other items that are required for federal income Tax purposes to be treated as Purchase Price) among the Transferred Assets (such schedule, the “Allocation”). If the Motion Companies raise any objection to the Allocation within ten (10) Business Days of the receipt thereof, Purchaser and the Motion Companies shall negotiate in good faith to resolve such objection(s). If the Motion Companies do not raise any objection to the Allocation within ten (10) Business Days of the receipt thereof, the Motion Companies shall be deemed to have conclusively accepted the Allocation. If, and to the extent the parties are unable to agree on the Allocation, each of the Motion Companies, on the one hand, and the Purchaser, on the other hand, shall be free to allocate the Purchase Price (and any other items that are required for federal income Tax purposes to be treated as Purchase Price) among the Transferred Assets without regard to the allocation of any other party. In the event the parties agree to the Allocation, Purchaser and each Motion Company shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation as finally agreed upon, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Authority or any other Proceeding) without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Purchaser or the Motion Companies from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and neither Purchaser nor the Motion Companies shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation. In the event the parties agree to the Allocation, Purchaser and the Motion Companies shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to the Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 8.15 shall survive the Closing until the liquidation and winding up of Motion Companies (but in no event later than sixty (60) days after the expiration of the applicable statute of limitations).

Section 8.16     Insolvency Proceedings; Wind-Down.

(a)     As a material inducement to cause Purchaser to enter into this Agreement, each Motion Company hereby covenants and agrees that it shall not directly or indirectly: (i) voluntarily commence any Proceeding or file any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any involuntary Proceeding or petition described above; (iii) file an answer admitting the material allegations of a petition filed against any of them in any such Proceeding; (iv) apply for or consent to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for such Motion Company, or any of them, or for a substantial part of their Assets; (v) make a general assignment or arrangement for the benefit of creditors; or (vi) take any corporate action for the purpose of authorizing any of the foregoing.

(b)     After ninety (90) days following the Closing Date, each Motion and Motion USA shall voluntarily take all reasonable steps to dissolve its corporate existence under Section 275 of the Delaware General Corporation Law, and Motion Aus shall likewise take such steps under generally comparable applicable foreign Law, and in each case, wind up its affairs (collectively, the “Wind-Down”).

(c)     As a material inducement to cause Purchaser to enter into this Agreement, Lender hereby covenants and agrees it shall not, at any time, directly or indirectly; (i) commence or participate in commencing, any Proceeding against the Motion Companies, or any of them, seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law nor or hereafter in effect; (ii) solicit or propose the commencement of any Proceeding or petition described above; or (iii) take, approve or support any actions directly or indirectly by any party that would prevent hinder or delay the consummation of any transactions under this Agreement and the ability of the Purchaser to receive the Transferred Assets, including the delivery to Purchaser of any Tax Refund (or any proceeds thereof) related to the Transferred Assets or the Motion Businesses.

Article IX

conditions to obligations of the MOTION COMPANIES

The obligations of each of the Motion Companies to complete the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing, of each of the following conditions:

Section 9.1     Representations, Warranties and Covenants. Each of (i) the representations and warranties of Purchaser and the Lender in this Agreement that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects and (ii) the representations and warranties of Purchaser and the Lender in this Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct, in each case of clauses (i) and (ii), at and as of the Agreement Date and at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

Section 9.2     Compliance with this Agreement. Purchaser and the Lender shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser or the Lender, as the case may be, on or prior to the Closing Date.

Article X

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser to complete the transactions contemplated by this Agreement are subject, in the discretion of Purchaser, to the satisfaction, on or prior to the Closing, of each of the following conditions:

Section 10.1     Representations, Warranties and Covenants. Each of (i) the representations and warranties of the Motion Companies and the Lender in this Agreement that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects and (ii) the representations and warranties of the Motion Companies and the Lender in this Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct, in each case of clauses (i) and (ii), at and as of the Agreement Date and at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), and the Purchaser shall have received the Motion Companies Certificate and Lender Certificate signed by an authorized Person of each Motion Company and the Lender, as the case may be, dated the Closing Date, to the foregoing effect.

Section 10.2     Compliance with this Agreement. Each Motion Company and the Lender shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by such Motion Company and the Lender, as the case may be, on or prior to the Closing Date, and Purchaser shall have received the Motion Companies Certificate and Lender Certificate signed by an authorized officer of each Motion Company and the Lender, as the case may be, dated the Closing Date, to the foregoing effect.

Section 10.3     Waivers and Releases. Purchaser shall have received foreclosure waivers and releases from all the holders of subordinated indebtedness of any Motion Company including the Persons set forth in Section 10.3 to the Motion Companies Disclosure Schedules, substantially in the form of Exhibit I (each, a “Subordinated Debt Release” and collectively, the “Subordinated Debt Releases”).

Section 10.4     No Material Adverse Event. From the Agreement Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

Section 10.5     Commitments Obtained From Material Suppliers. Purchaser shall have received commitments, on terms and conditions satisfactory to the Purchaser in its sole discretion, from the Material Suppliers that such suppliers have not ceased, and do not intend to cease, to supply goods or services regarding the Motion Businesses or otherwise in respect to the Transferred Assets and that such suppliers will not terminate or materially reduce their relationship with the Motion Businesses or otherwise in respect to the Transferred Assets following Closing.

Section 10.6     Purchaser Square 1 Credit Agreement. Purchaser, Xplore and the Lender shall have executed and delivered the Purchaser Square 1 Credit Agreement, which shall contain such terms and conditions as shall be reasonably satisfactory to Purchaser, and Lender shall have made available to Purchaser thereunder loans sufficient for Purchaser to pay cash portion of the Purchase Price and to effect the consummation of the transaction contemplated by this Agreement.

Section 10.7     Closing Deliveries. Purchaser shall have received from Lender and the Motion Companies all cash, documents, and other items to be delivered thereby pursuant to Sections 12.1 and 12.3 of this Agreement, respectively.

Article XI

CONDITIONS TO LENDER’S OBLIGATIONS

The obligations of Lender to complete the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing, of each of the following conditions:

Section 11.1     Representations, Warranties and Covenants. Each of (i) the representations and warranties of Purchaser in this Agreement that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects and (ii) the representations and warranties of Purchaser in this Agreement that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct, in each case of clauses (i) and (ii), at and as of the Agreement Date and at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), and the Lender shall have received the Purchaser Certificate signed by an authorized Person of Purchaser, dated the Closing Date, to the foregoing effect.

Section 11.2     Compliance with this Agreement. Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and the Lender shall have received the Purchaser Certificate duly executed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect.

Section 11.3     Purchaser Square 1 Credit Agreement. Purchaser, Xplore and Lender shall have executed and delivered the Purchaser Square 1 Credit Agreement.

Section 11.4     Closing Deliveries. The Lender has received from Purchaser and each Motion Company all documents and other items to be delivered by Purchaser and such Motion Company pursuant to Sections 12.2 and 12.3 of this Agreement, as applicable.

Article XII

CLOSING

Subject to (i) the satisfaction of the conditions set forth in Article X and Article XI, or the waiver thereof by the party entitled to waive the applicable condition and (ii) the provisions of Article XIII, the Closing shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP at 1540 Broadway, New York, New York 10036 (or at such other place as the parties may mutually designate in writing) on the date that is no later than the second (2nd) Business Day following the date on which all of the conditions set forth in Article X and Article XI are satisfied or waived by the party entitled to waive the applicable condition (other than conditions that by their nature are to be satisfied at the Closing). The date on which the Closing is held is referred to in this Agreement as the “Closing Date”. The Closing shall be effective for economic and accounting purposes as of 12:01 a.m. (local time) on the Closing Date.

Section 12.1     Deliveries by Lender.

(a)     At the Closing, Lender shall deliver to Purchaser the following documents:

(i)     a duly executed certificate of incumbency for the officer(s) executing documents on behalf of Lender, in form and substances reasonably satisfactory to Purchaser, and a certified copy of the constituent documents of Lender and duly adopted resolution(s) of Lender signed by the Secretary or Assistant Secretary of Lender, authorizing the transactions contemplated by this Agreement;

(ii)     Lender Certificate, duly executed by an authorized officer of Lender;

(iii)     Lender Bill of Sale, duly executed by an authorized officer of Lender;

(iv)     Lender Assignment, duly executed by an authorized officer of Lender;

(v)     UCC lien termination statements related to all of the Transferred Collateral sold to Purchaser in recordable form and, if necessary, executed by the appropriate officer(s) of Lender;

(vi)     duly executed assignment(s) and/or other ownership transfer document(s) providing a complete chain of title from the applicable Motion Company to Purchaser for all Intellectual Property included as a Transferred Asset, including the Registered IP listed in Section 4.6 of the Motion Companies Disclosure Schedule;

(vii)     a FIRPTA Certificate from the Lender to the effect that it is a U.S. Person pursuant to the Code;

(viii)     the Subordinated Debt Releases; and

(ix)     a duly authenticated Transfer Statement with respect to the Transferred Assets.

Section 12.2     Deliveries by Purchaser. At the Closing,

(a)     Purchaser shall have paid the cash portion of the Closing Amount of the Purchase Price pursuant to Section 2.3 of this Agreement.

(b)     Purchaser shall deliver to Lender the following documents:

(i)     a certificate of incumbency for the officer(s) executing documents on behalf of Purchaser, in form and substance reasonably satisfactory to the Lender, and a certified copy of the constituent documents of Purchaser and duly adopted resolution(s) of Purchaser signed by the Secretary or Assistant Secretary of Purchaser, authorizing the transactions contemplated by this Agreement;

(ii)     the Purchaser Certificate, duly executed by an authorized officer of Purchaser; and

(iii)     Lender Bill of Sale, duly executed by an authorized officer of Purchaser; and

(iv)     Lender Assignment; duly executed by an authorized officer of Purchaser.

(c)     Purchaser shall deliver to the Motion Companies, the following documents:

(i)     Motion Bill of Sale, duly executed by an authorized officer of Purchaser; and

(ii)     the Motion Companies Assignment, duly executed by an authorized officer of Purchaser.

Section 12.3     Deliveries by the Motion Companies. At the Closing, the Motion Companies shall deliver to Purchaser and/or Lender, as the case may be, the following documents:

(a)     to Lender and Purchaser, a certificate of incumbency for the officer(s) executing documents on behalf of each of the Motion Companies, in form and substance reasonably satisfactory to Purchaser and Lender, and a certified copy of the duly adopted resolution(s) of each of the Motion Companies signed by the Secretary or Assistant Secretary of the applicable Motion Company, authorizing the transactions contemplated by this Agreement;

(b)     to Lender and Purchaser, applicable constituent organizational documents of the applicable Motion Company;

(c)     the Motion Companies Certificate, duly executed by an authorized officer of each Motion Company;

(d)     Motion Bill of Sale, duly executed by an authorized officer of each Motion Company;

(e)     the Motion Companies Assignment, duly executed by an authorized officer of each Motion Company;

(f)     the Books and Records (other than those that constitute Excluded Assets);

(g)     duly executed assignment(s) and/or other ownership transfer document(s) providing a complete chain of title from the applicable Motion Company to Purchaser for all Intellectual Property included as a Transferred Asset, including the Registered IP listed in Section 4.6 of the Motion Companies Disclosure Schedule;

(h)     assignments with respect to each of the Contracts and other intangible rights to be assigned to Purchaser hereunder;

(i)     a FIRPTA Certificate, duly executed by an authorized officer of each Motion Company (other than Motion Aus), that such Person is not a foreign person within the meaning of Section 1445 of the Code; and

(j)     the Transferred Assets.

Section 12.4     Other Matters. Simultaneously with the Closing, each of the Motion Companies shall surrender to Purchaser actual possession and operating control of the Transferred Assets (and Lender shall use all commercially reasonably efforts to assist the Motion Company in connection therewith), including disclosure by the Motion Companies to such persons as Purchaser may designate of the Motion Companies’ trade secrets and other proprietary information to the extent pertaining to the Transferred Assets.

Article XIII

TERMINATION

Section 13.1     Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a)     by the written consent of Purchaser, the Lender and each of the Motion Companies;

(b)     by any of the Purchaser, the Lender or the Motion Companies, if (i) any Governmental Authority having competent jurisdiction over any party hereto shall have issued a final Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order is or shall have become nonappealable or (ii) there shall be adopted any Law that makes the consummation of the transactions contemplated by this Agreement illegal; provided, however, that the party seeking to terminate this Agreement pursuant to clause (i) above shall not have initiated such Proceeding or taken any action in support of such Proceeding and shall have used its reasonable best efforts to challenge such order or other action;

(c)     by Purchaser, in the event of the inaccuracy in or breach of any representation or warranty of the Motion Companies or the Lender contained in this Agreement or if any Motion Company or the Lender breaches or fails to perform any of its respective covenants or agreements contained in this Agreement and such inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of a condition set forth in Article X, (ii) cannot be or has not been cured within ten (10) Business Days after the receipt of written notice thereof and (iii) has not been waived by Purchaser; provided, that, the right to terminate this Agreement pursuant to this Section 13.1(c) shall not be available if, at the time of such purported termination, Purchaser has materially breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement other than in response to the initial breach by any Motion Company or by the Lender;

(d)     by the Lender, in the event of the inaccuracy in or breach of any representation or warranty of the Purchaser contained in this Agreement or if Purchaser breaches or fails to perform any of its covenants or agreements contained in this Agreement and such inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of a condition set forth in Article XI (ii) cannot be or has not been cured within ten (10) Business Days after the receipt of written notice thereof and (iii) has not been waived by the Lender; provided, that, the right to terminate this Agreement pursuant to this Section 13.1(d) shall not be available if, at the time of such purported termination, the Lender has breached or failed to perform in any respect any of its respective representations, warranties, covenants or agreements contained in this Agreement other than in response to the initial breach by the Purchaser; or

(e)     by any of the Purchaser, the Lender or the Motion Companies, if the Closing has not been consummated on or before April 30, 2015 (the “Closing Date Deadline”); provided, however that no party may terminate this Agreement pursuant to this Section 13.1(e) if such party’s breach or failure to perform any of such party’s representations, warranties, covenants or agreements contained in this Agreement shall have been a principal cause of or resulted in the failure of the Closing to be consummated on or before the Closing Date Deadline.

Section 13.2     Procedure Upon Termination(a)     . In the event of a termination of this Agreement by any of the Purchaser, Lender or the Motion Companies, or any combination thereof, pursuant to Section 13.1, (a) written notice of such termination shall be given promptly by the terminating party to the other parties hereto, specifying the provision hereof pursuant to which such termination is made, and (b) subject to Section 13.3, this Agreement shall thereupon terminate and become void and of no further force or effect, and the consummation of the transactions contemplated by this Agreement shall be abandoned without further action of the parties hereto; provided, however, that such termination shall not relieve any party from Liability for its intentional misconduct or breach of this Agreement prior to such termination. Any termination of this Agreement by any of the Purchaser, Lender or the Motion Companies, or any combination thereof, pursuant to Section 13.1 shall be effective on the date that written notice of such termination is given by the terminating party to the other parties hereto.

Section 13.3     Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement effective as of the date of such termination and such termination shall be without Liability to Purchaser, the Lender, any Motion Company or any of their respective Affiliates, except as expressly set forth in Section 13.2 or this Section 13.3. The provisions of Section 13.1, 13.2, this Section 13.3 and Article XIV, and Article XV shall survive any termination of this Agreement and shall remain in full force and effect.

Article XIV

INDEMNIFICATION

Section 14.1     Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained in this Agreement shall survive the Closing for a period of two (2) years from the Closing Date; provided, however, that the right to indemnification, reimbursement or other remedies based upon the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.10(a) (Title), Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.4 (Title), Section 6.1 (Organization) and Section 6.2 (Authorization) shall survive until the longer of six (6) years from the Closing Date and the date that is sixty (60) days after the expiration of all applicable statutes of limitations (including any tolling periods); provided, further, that all of the covenants contained in this Agreement which, by their terms, are to be performed or complied with in whole or in part prior to the Closing or the expiration of such two (2) year period shall survive for the period provided in such covenants, if any, or until performed in accordance with their terms. Notwithstanding the foregoing, Purchaser acknowledges and agrees that, except for Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.10(a) (Title), none of the representations and warranties of the Motion Companies shall survive the Closing Date. The right to indemnification, reimbursement or other remedies based upon the representations and warranties of the Motion Companies or the Lender shall not be affected by any investigation conducted by Purchaser with respect to, or any knowledge acquired (or capable of being acquired) by Purchaser at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedies based upon such representations, warranties, covenants and obligations.

Section 14.2     Indemnification by the Lender and the Motion Companies. Subject to the terms, conditions and limitations of this Article XIV, from and after the Closing, the Lender agrees to indemnify, defend and hold harmless Purchaser and its Affiliates and their successors and assigns (each a “Purchaser Indemnitee”) from or against, for and in respect of, any and all damages, losses, obligations, Liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, costs, and expenses (including, without limitation, reasonable attorneys’, experts’ and consultants’ fees and the costs of responding to any subpoena, claim, governmental investigation or like matter) (collectively, “Losses”) suffered, sustained, incurred or required to be paid by any Purchaser Indemnitee arising out of, based upon, in connection with or as a result of:

(a)     any inaccuracy in or breach of any representation or warranty made by the Lender in or pursuant to this Agreement;

(b)     the non-fulfillment, non-performance or other breach of any covenant or agreement to be performed by the Lender pursuant to this Agreement or any Ancillary Agreement;

(c)     to the extent not included in any other Section of this Section 14.2, any claims by any Governmental Authority or Person against the Purchaser, any Affiliate or the Transferred Assets or arising out of the sale of the Transferred Assets to Purchaser and the consummations of the transactions contemplated by this Agreement, including claims for fraudulent conveyance, successor Liability, unpaid Taxes, violations of Law, preference or any other claim based upon the Laws generally governing creditors and debtors; provided, however, that notwithstanding the foregoing the Lender shall only be responsible for fifty percent (50%) of such Losses under this Section 14.2(c) up to an aggregate amount of One Million Dollars ($1,000,000) and thereafter Lender shall be responsible for one hundred percent (100%) of all such Losses;

(d)     the Excluded Assets, Excluded Liabilities or Charges relating to or arising in respect of any period prior to the Closing Date;

(e)     any matter, item, condition or circumstance relating to any matter addressed in Article VII hereof, including Employee Claims; or

(f)      any matter, item, condition or circumstance relating to any matter addressed in or otherwise related to the Subordinated Debt Releases, whether or not such releases have been obtained.

Subject to the terms, conditions and limitations of this Article XIV, from and after the Closing, the Lender agrees to indemnify, defend and hold harmless the Motion Companies and their Affiliates and their successors and assigns (each a “Motion Indemnitee”) from or against, for and in respect of, any and all Losses suffered, sustained, incurred or required to be paid by any Motion Indemnitee, arising out of, based upon, in connection with or as a result of: (i) any inaccuracy in or breach of any representation or warranty made by the Lender in or pursuant to this Agreement; or (ii) the non-fulfilment, non-performance or other breach of Section 2.5 of this Agreement.

Subject to the terms, conditions and limitations of this Article XIV, from and after the Closing, each Motion Company, jointly and severally, agrees to indemnify, defend and hold harmless the Purchaser Indemnitees from or against, for and in respect of, any and all Losses suffered, sustained, incurred or required to be paid by any Purchaser Indemnitee arising out of, based upon, in connection with or as a result of: (i) any inaccuracy in or breach of any representation or warranty made by any Motion Company in or pursuant to Section 4.1, Section 4.2 or Section 4.10(a) of this Agreement; or (ii) the non-fulfillment, non-performance or other breach of any covenant or agreement to be performed by any Motion Company pursuant to this Agreement or any Ancillary Agreement. Purchaser acknowledges and agrees that, in the absence of fraud, intentional misconduct or bad faith, Purchaser shall not have any recourse against a director or officer of any Motion Company for breach of any representation or warranty contained in Article IV.

Section 14.3     Indemnification by Purchaser. Subject to the terms, conditions and limitations of this Article XIV, from and after Closing, Purchaser hereby agrees to indemnify, defend and hold harmless the Lender and its Affiliates and their successors and assigns (each a “Lender Indemnitee”) from or against, for and in respect of, any and all Losses suffered, sustained, incurred or required to by paid by any Lender Indemnitee arising out of, based upon, in connection with or as a result of:

(a)     any inaccuracy in or breach of any representation or warranty made by Purchaser in or pursuant to this Agreement;

(b)     the non-fulfillment, non-performance or other breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement or pursuant to any agreement required to be executed and delivered by Purchaser pursuant to this Agreement; or

(c)     the Assumed Liabilities.

Subject to the terms, conditions and limitations of this Article XIV, from and after the Closing, Purchaser agrees to indemnify, defend and hold harmless each Motion Indemnitee from or against, for and in respect of, any and all Losses suffered, sustained, incurred or required to be paid by such Motion Indemnitee, arising out of, based upon, in connection with or as a result of the non-fulfillment, non-performance or other breach of the last sentence of Section 7.1 of this Agreement.

Section 14.4     Indemnification Procedures.

(a)     Any party seeking indemnification hereunder (the “Indemnified Party”) shall promptly notify the relevant party hereto (the “Indemnifying Party”, which term shall include all Indemnifying Parties if there be more than one) by written notice of any claim for indemnification hereunder (a “Claim”), provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article XIV except to the extent, if at all, that such Indemnifying Party shall have been materially prejudiced thereby.

(b)     If such Claim relates to any Proceeding or demand instituted against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

(i)      the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

(ii)     the Indemnified Party shall not have given the Indemnifying Party written notice that its counsel has reasonably determined in good faith that a conflict of interest that cannot be waived makes separate representation by the Indemnified Party’s own counsel advisable; and

(iii)     such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; provided, however, that no Indemnifying Party shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that (A) involves any matter related to Taxes or (B) for a matter other than related to Taxes, does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all Liability in respect of such claim or litigation. Indemnified Party’s consent shall not be unreasonably withheld with respect to monetary matters and matters (including Tax matters) that are not likely to adversely affect the business operations or reputation of the Indemnified Party.

(c)     In the event the Indemnifying Party does not elect, or is not entitled, to assume the defense of the Third Party Claim, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel of its own choosing, on behalf of and for the account and at the risk of the Indemnifying Party; provided, however, that (i) the Indemnifying Party may participate in such defense at its own expense and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, delayed or conditioned unreasonably); provided, further, that notwithstanding anything to the contrary contained herein, the Purchaser or any Affiliate shall have the exclusive right to undertake the defense, compromise or settlement of any such Third Party Claim, by counsel of its own choosing on behalf of and for the account and at the risk of the Lender, for any matters arising out of Section 14.2(c); provided that the Lender may participate in such defense at its own expense and the Purchaser or any Affiliate will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Lender (not to be withheld, delayed or conditioned unreasonably).

(d)     Notwithstanding anything in this Section 14.4 to the contrary, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense and, to the extent such participation affects the Indemnified Party, the compromise or settlement of the Third Party Claim. In the event the Indemnifying Party undertakes defense of any Third Party Claim, the Indemnified Party, at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to the defense of such Claim.

(e)     Each party hereto agrees to reasonably cooperate with each other in connection with any Third Party Claim, including providing reasonable access to each other party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim and making employees available on a convenient basis.

Section 14.5     Exclusivity. After the Closing, except for (a) claims for fraud or willful or intentional misconduct, or (b) claims for injunctive relief, specific performance or other equitable remedies, the right of any party hereto to assert indemnification claims for monetary damages and receive indemnification payments pursuant to this Article XIV shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any covenant, representation or warranty or otherwise under this Agreement or relating to the transactions contemplated hereby.

Section 14.6     Determination of Losses. Losses payable to an Indemnified Party shall be reduced by (a) any monies from a third party actually received by the Indemnified Party, and (b) any actual insurance proceeds received by any Indemnified Party on account of such matter less the aggregate incremental increase in the premiums (including any retrospective premiums) actually paid by an Indemnified Party with respect to such insurance as a result of such Losses. Notwithstanding the foregoing, no Indemnified Party shall be required to commence litigation in order to enforce its rights under any insurance policies.

Section 14.7     Survival. Any claim for indemnification pursuant to this Article XIV shall be required to be made by delivering written notice in accordance with Section 14.4 no later than expiration of the applicable survival period set forth in Section 14.1.

Article XV

MISCELLANEOUS

Section 15.1     Expenses; Transfer Taxes. Whether or not the transactions contemplated herein shall be consummated, except as otherwise expressly provided herein, the parties hereto shall pay their own respective expenses incident to the preparation and negotiation of this Agreement and to the consummation of the transactions provided for herein. All transfer, documentary, sales, use, stamp, registrations and other such Taxes and fees applicable to, imposed upon or arising out of the transactions contemplated hereby (“Transfer Taxes”) shall be borne equally between the Lender and the Purchaser (on a 50%/50% basis). Each Motion Company will, at its own expense, file when due all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and if required by Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such properly completed Tax Returns and other documentation.

Section 15.2     GOVERNING LAW: SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITY. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF ANY OTHER APPELLATE COURT IN THE STATE OF NEW YORK, FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

Section 15.3     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.4     Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 15.5     Severability. If any term, condition or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 15.6     Injunctive Relief. The parties agree that damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement by the parties, and, accordingly, each of parties hereto shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining the other party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement by such party, all without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond. The rights set forth in this Section 15.6 shall be in addition to any other rights which the applicable party may have at Law or in equity pursuant to this Agreement.

Section 15.7     Time of the Essence. Time is of the essence in the performance of each of the obligations of the parties and with respect to all covenants and conditions to be satisfied by the parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith.

Section 15.8     Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, their permitted assigns and the indemnitees provided in Article XIV and nothing herein express or implied shall give or be construed to give to any Person, other than such Persons described in this provision, any legal or equitable rights hereunder.

Section 15.9     Successors and Assigns. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties. This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by, the parties and their respective legal representatives, heirs, legatees, successors and assigns.

Section 15.10     Notices. Except as otherwise provided, all notices that are permitted or required under this Agreement shall be in writing and shall be deemed delivered if delivered personally or sent by registered or certified mail, by reputable overnight delivery or courier or by facsimile or email transmission, addressed as follows, or to such other Person or address as may be designated by notice to other party:

If to Purchaser, to:

Xplore Technologies Corporation of America

14000 Summit Drive, Ste. 900

Austin, TX 78728

(512) 249-5630 (fax)

Attn: Michael J. Rapisand

mrapisand@xploretech.com

with a copy (which shall not constitute effective notice) to:

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway

New York, New York 10036

(212) 858-1500 (fax)

Attn: Jonathan J. Russo

jonathan.russo@pillsburylaw.com

or if to Lender to:

Square 1 Bank

406 Blackwell Street, Suite 240

Durham, NC 27701

Attn: SVP, Manager, Structured Finance

(512) 637-1199 (fax)

with a copy (which shall not constitute effective notice) to:

Levy, Small & Lallas

815 Moraga Drive

Los Angeles, CA 90049

(310) 471-7990 (fax)

Attn: Leo D. Plotkin

lplotkin@lsl-la.com

or if to the Motion Companies to:

Motion Computing Inc.

8601Ranch Road, Building II

Austin, TX 78730

Attn: Chief Executive Officer

(866) 355-7099 (fax)

with a copy (which shall not constitute effective notice) to:

Streusand, Landon & Ozburn, LLP

811 Barton Springs Road, Suite 811

Austin, TX 78704

(512) 236-9904 (fax)

Attn: Sabrina Streusand

streusand@slollp.com

All such notices and communications shall deemed effective (a) if by personal delivery, upon receipt, (b) if by registered or certified mail, on the fifth (5th) Business Day after the date of mailing thereof, (c) if by reputable overnight delivery or courier, on the first (1st) Business Day after the date of mailing or (d) if by facsimile transmission or email immediately upon receipt of a transmission confirmation, provided notice is sent on a Business Day between the hours of 9:00 a.m. and 5:00 p.m., recipient’s time, but if not then upon the following Business Day.

Section 15.11     Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. The exchange of executed copies of this Agreement by facsimile, portable document format (PDF) or other reasonable form of electronic transmission shall constitute effective execution and delivery of this Agreement.

Section 15.12     Captions. The captions and headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation or construction of any provision of this Agreement.

Section 15.13     Certain Interpretations.

(a)     Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)     All references in this Agreement to Articles, Sections, clauses, parts and Schedules shall be deemed to refer to Articles, Sections, clauses, parts and Schedules to this Agreement unless otherwise specified.

(ii)     All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(iii)     The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(iv)     The words “include,” “includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation” (regardless of whether such words or similar words actually appear).

(v)     When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(vi)     Any reference in this Agreement to “$” or “dollars” shall mean U.S. dollars.

(vii)     Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(viii)     The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(b)     The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

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IN WITNESS WHEREOF, each of the parties listed below has caused this Foreclosure Purchase and Sale Agreement to be duly executed on its behalf by its duly authorized officer, as of the day and year written below.

XPLORE TECHNOLOGIES CORPORATION OF AMERICA

Agreement Date:	April 16th, 2015	By:	/s/ Michael J. Rapisand
Title: Chief Financial Officer

Square 1 Bank, as Lender

Agreement Date:	April 16th, 2015	By:	/s/ Pier Meager
Title: Senior Vice President

MOTION COMPUTING, INC.

Agreement Date:	April 16th, 2015	By:	/s/ Peter M. Poulin
Title: Chief Executive Officer

MOTION COMPUTING PTY, LTD.

Agreement Date:	April 16th, 2015	By:	/s/ Stephanie Letendre
Title: Authorized Signatory

MOTION COMPUTING HOLDING COMPANY, INC.

Agreement Date:	April 16th, 2015	By:	/s/ Peter M. Poulin
Title: Authorized Signatory

Signature Page to Foreclosure Purchase and Sale Agreement